Exhibit 10.30

HYDROFARM, INC.

April 10, 2017

Jeffrey Peterson

Re:          Employment Terms

Dear Jeff:

On behalf of Hydrofarm, Inc., which shall be known as Hydrofarm, LLC at the closing of the Transaction (as defined below) (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”), which will govern your employment with the Company. As you know, the Company is entering into a Securities Purchase Agreement (the “Purchase Agreement”), dated April 10, 2017, by and among Hydrofarm Holdings LLC (the “Buyer”), Hydrofarm, Inc. Employee Stock Ownership Plan and Trust, as amended and restated effective January 1, 2013 and all amendments thereto, the Wardenburg 2009 Family Trust, and PCBO, Inc., a Delaware corporation, pursuant to the Joinder (as defined in the Purchase Agreement), pursuant to which the Buyer will purchase all of the issued and outstanding membership interests of Hydrofarm, LLC (the “Transaction”). You acknowledge and agree that the offer of employment herein is conditioned upon the successful closing of the Transaction, and if the Transaction does not close, this Agreement, and any offer of employment to you, will be null and void and of no effect, even if it has been executed.

It is anticipated that your employment will commence on the effective closing date of the Transaction, although you and the Company may determine an alternative date for your employment to start (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.	Employment by the Company.

(a)                Position. You will serve as the Company’s Chief Financial Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b)               Duties and Location. You will perform those duties and responsibilities as are customary for your position, as you have been performing in your employment with the Company prior to the Transaction, and as may be directed by the President and Chief Executive Officer, to whom you will report. Your primary office location will be the Company’s offices in Petaluma, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.	Base Salary and Employee Benefits.

(a)                Salary. You will receive for services to be rendered hereunder base salary paid at no less than the rate of $250,000 per year. Your base salary will be paid, less standard payroll deductions and tax withholdings, on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)               Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), which the Company agrees will be at the same level as or increased from the benefits provided during your employment with Hydrofarm, Inc. as of prior to the Transaction, and which will include, but not be limited to: paid holidays; paid sick time; paid vacation time; medical, dental and vision insurance, group life insurance; short-term and long-term disability insurance; a 401(k) plan; and supplemental benefits through BeniComp Insurance Company. Such benefits are or will be described in summary plan descriptions and policies that will be available or provided to you by the Company.

Jeffrey Peterson

April 10, 2017

(c)	Equity Awards. You shall be granted the equity award set forth as Exhibit C hereto.

3.             Annual Bonus. You will be eligible to earn an annual performance and retention bonus of up to twenty-five percent (25%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the assessment of the Company’s Board of Directors (or its designee) (the “Board”) of your performance and the Company’s attainment of goals as mutually agreed between you and the Board. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. You must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid no later than March 15th of the year following the year in which your right to such amount became vested. If your employment terminates for any reason before the end of a given calendar year, you will be eligible for a prorated Annual Bonus for such employment termination year.

4.             Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Travel accommodations shall be provided consistent with prior practices.

5.            Compliance with Confidentiality Information Agreement and Company Policies. You acknowledge that the Confidentiality and Invention Assignment Agreement which you signed in connection with your employment with Hydrofarm, Inc. (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A) will remain in full force and effect during your Company employment. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion; provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Nothing in this Agreement or your Confidentiality Agreement, is intended to or will be used in any way to limit your rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

6.            Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.

Jeffrey Peterson

April 10, 2017

7.            At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.

8.             Severance. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 10 and 11 below and your continued compliance with the terms of this Agreement (including without limitation Section 5 above), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)            Cash Severance. The Company will pay you, as cash severance, (i) an amount equal to six (6) months of your base salary in effect as of your Separation from Service date (provided that if your employment termination is due to your resignation for Good Reason in connection with the reduction of your base salary, then the cash severance payment herein will be based upon your base salary rate as of immediately prior to such reduction), and (ii) an amount equal to your target Annual Bonus for the calendar year in which your employment termination occurs (collectively, the “Severance”). The Severance will be paid, less standard payroll deductions and tax withholdings, in a lump sum payment on or before the day that is sixty (60) days following your Separation from Service date.

(b)            COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of six (6) months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”) . The Company's obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twenty-fourth (24th) calendar month following your Separation from Service date.

9.             Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits, other than any rights to which you are entitled under the Company’s benefit programs, stock option plan or equity grant documents between you and the Company.

Jeffrey Peterson

April 10, 2017

10.         Conditions to Receipt of Severance Benefits. Prior to and as a condition to your receipt of the Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company, in substantially the form attached hereto as Exhibit B (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

11.          Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance Benefits (if applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. You shall deliver to the Company a signed statement certifying compliance with this Section 11 prior to the receipt of the Severance Benefits.

12.          Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company, or otherwise compete with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

13. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for termination will mean your: (a) willful and continued failure to substantially perform your duties (other than as a result of incapacity due to physical or mental illness); (b) gross negligence or willful misconduct in the course of your employment with the Company that causes or is likely to cause material harm to the Company; (c) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude; (d) intentional, material breach of this Agreement that causes or is likely to cause material harm to the Company; (e) intentional, material violation of the written policies of the Company, to the extent you have reasonable notice of such policies, that causes or is likely to cause material harm to the Company; or (f) material fraud with respect to, or embezzlement of material funds or property belonging to, the Company. Notwithstanding the foregoing, “Cause” shall not exist with respect to the events or circumstances described in sections (a), (b), (d), (e) or (f) of this paragraph unless and until the Company has given you written notice of the applicable event or circumstance within sixty (60) days of the date the Company has actual knowledge thereof, which notice specifically delineates such claimed misconduct or breach and informs you that you are required to cure such misconduct or breach (if curable) within thirty (30) days (the “ Executive Cure Period”) of the date of such notice, and such breach is not cured to the extent curable within the Executive Cure Period. If Cause exists pursuant to the preceding sentence in respect of an event described in sections (a), (b), (d), (e) or (f) of this paragraph, the Company may terminate your employment for Cause within forty-five (45) days after the end of the Executive Cure Period. If such curable misconduct or breach is cured within the Executive Cure Period, Cause shall be deemed not to exist. The Company shall not be permitted to terminate your employment for Cause in respect of an event described in sections (a), (b), (d), (e) or (f) of this paragraph if the Company fails to either (x) provide written notice of the applicable event or circumstance within sixty (60) days of the date the Board (other than you, if you are a member of the Board) has actual knowledge thereof, or (y) terminate your employment within the forty-five (45)-day period following the end of the applicable Executive Cure Period.

Jeffrey Peterson

April 10, 2017

You shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least ten percent (10%) of your base salary; (b) a material reduction in your position, duties, responsibilities and/or authorities; (c) relocation of your principal place of employment to a place that increases your one-way commute by more than twenty-five (25) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (d) any material breach of this Agreement by the Company. In order to resign for Good Reason, you must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than forty-five (45) days after the expiration of the cure period.

14.         Compliance with Section 409A. It is intended that the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 14 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Jeffrey Peterson

April 10, 2017

15.	Section 280G; Parachute Payments.

(a)            If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)            Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)             Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 15. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

Jeffrey Peterson

April 10, 2017

(d)             If you receive a Payment for which the Reduced Amount was determined pursuant to clause( x)  of Section 15(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 15(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 15(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

16.          Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims (including, without limitation, discrimination, harassment, wrongful termination or wage claims under the Labor Code), will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in the San Francisco Bay Area, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.          Miscellaneous. This offer is contingent upon a background check clearance, reference checks clearance, and satisfactory proof of your identity and right to work in the United States. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

Jeffrey Peterson

April 10, 2017

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on the date hereof if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Peter Wardenburg
Peter Wardenburg, President

Reviewed, Understood, and Accepted:

/s/ Jeffrey Peterson	April 10, 2017
Jeffrey Peterson	Date

Exhibit A: Confidentiality and Invention Assignment Agreement

Exhibit B: Release

Exhibit C: Equity Award Agreement

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”), dated as of April _____, 2017 (the “Effective Date”), is made and entered into by and between (i) Hydrofarm, Inc., a California corporation (“Company”), and (ii) _______________________, an individual resident in the State of _______________________ (“Employee”).

AGREEMENT

In consideration of Employee’s employment with Company, Employee’s receipt of the compensation paid to Employee by Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Employment; Compensation

(a)             Employee understands and acknowledges that Employee’s employment with the Company is for an unspecified duration and constitutes "at-will" employment. Employee acknowledges that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

(b)            During the term of Employee’s employment with the Company, Employee will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of Employee’s employment; and, Employee will not engage in any other activities that conflict with Employee’s obligations to the Company.

(c)             In consideration for the covenants and obligations set forth herein, the Company will pay Employee the compensation set forth on Appendix A.

2.	Confidential Information

(a)            Company Information. During the term of Employee’s employment (Employee’s "Relationship with the Company"), Employee will have access to Confidential Information and Trade Secrets of the Company (collectively, the “Proprietary Information”). Employee acknowledges that all Proprietary Information that may exist from time to time is a valuable, special and unique asset of the Company, and access to and knowledge of which is essential to the performance of Employee’s employment duties. Employee will keep confidential and not disclose (during the period of employment and thereafter, except that Employee is only required to hold any Proprietary Information that is not a Trade Secret in confidence for the maximum extent permitted by applicable law) to any other person or entity and will not use for Employee’s own benefit or the benefit of any other person or entity (other than the Company) any Proprietary Information, except in a manner that has been expressly authorized by the formal written policies of the Company. "Confidential Information" means any Company proprietary information, technical data, or know-how, including, but not limited to, research, business plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s Relationship with the Company), market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), photographs, negatives, digital images, software, computer programs, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings and engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved. “Trade Secrets” means, collectively, information, including a formula, pattern, compilation, program, device, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)            Other Employer Information. Employee will not improperly use or disclose to any member of the Company, or to any employee, officer, director, manager, equityholder, financing source, lender, partner, agent, contractor or representative of any member of the Company, any confidential or proprietary information (including unpublished patent applications or invention disclosures) belonging to any former employer of Employee or to any other person or entity to which Employee owes a duty of nondisclosure, unless consented to in writing by such employer, person or entity.

(c)            Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee will hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s duties to the Company consistent with the Company's agreement with such third party.

(d)            Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement to the contrary, pursuant to 18 USC Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 USC Section 1833(b) does not, however, preclude the trade secret owner from seeking breach of contract remedies.

3.	Intellectual Property

(a)             Assignment of Intellectual Property. Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Employee’s right, title and interest in and to any original works of authorship, trademarks, domain names, inventions (including the right to claim priority), concepts, improvements, processes, methods or Proprietary Information , whether or not patentable or registrable under copyright or similar laws that Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of Employee’s Relationship with the Company, including such intellectual property developed by Employee for the Company prior to the Effective Date (collectively referred to as "Intellectual Property") and that (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by Employee for the Company, or (iii) relate to the Company business or to the actual or demonstrably anticipated research or development of the Company. All original works of authorship that are created by Employee (solely or jointly with others) within the scope of and during the period of Employee’s Relationship with the Company and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of Company that would violate such Moral Rights in the absence of such consent.

(b)            Patent and Copyright Registrations. Employee will assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto. Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers continues after the termination of this Agreement. In the event the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s assistance in perfecting the rights transferred in this Agreement, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent and copyright, trademark or domain name registrations thereon with the same legal force and effect as if executed by Employee. The designation and appointment of the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact is deemed to be coupled with an interest and therefore irrevocable.

(c)            Maintenance of Records. Employee will keep and maintain adequate and current written records of all Intellectual Property created by Employee (solely or jointly with others) during the term of Employee’s Relationship with the Company. The records will be in the form of notes, sketches, drawings, works of original authorship, photographs, negatives or digital images or in any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)            Intellectual Property Retained and Licensed. To the extent permitted by Section 2(b), Employee has accurately identified on Schedule 1 all ideas, methodologies, processes, inventions, discoveries and works of authorship, and all rights in any trademarks, service marks, trade secrets, copyrights, and patents, that Employee created prior to Employee’s employment with the Company (collectively “Pre-Existing Work Product”) that may reasonably relate to the current or future business of the Company. Except as provided herein, Employee will retain all right, title and interest in and to such Pre-Existing Work Product. Employee will promptly disclose to the Company any modifications or improvements to any Pre-Existing Work Product that fall within the definition of Intellectual Property (and hereby assigns rights thereto to the Company pursuant to Section 3(a)). If Employee, during the course of or resulting from employment with the Company, uses, creates, or otherwise provides Confidential Information, Intellectual Property or other works that incorporate or reasonably require the use of any of Employee’s Pre-Existing Work Product, then Employee will promptly disclose such and hereby grants the Company an unrestricted, royalty-free, perpetual, irrevocable, transferable, license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose, sublicense and otherwise exploit any and all such Pre-Existing Work Product, to the extent such grant of rights does not conflict with any contractual obligations of Employee existing prior to the Effective Date.

(e)            Exception to Assignments. The foregoing provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to any invention or Intellectual Property that cannot be assigned to the Company under the laws of the state in which Employee resides, and the notices set forth as Appendix B pertaining to Employee’s state of residence applies to Employee and any such inventions and Intellectual Property.

(f)             Return of Company Documents. At the time of leaving the employ of the Company and at other times as requested by Company, Employee will deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or other documents or property, or reproductions of any aforementioned items, developed by Employee pursuant to Employee’s Relationship with the Company or otherwise belonging to the Company or its successors or assigns. In the event of the termination of Employee’s Relationship with the Company, Employee agrees to execute and deliver the "Termination Certificate" attached hereto as Appendix C.

4.            Notification of New Employer

In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer or consulting client of Employee’s rights and obligations under this Agreement.

5.            No Solicitation of Employees

In consideration for Employee’s Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, Employee agrees that, during the period of Employee’s Relationship with the Company as an employee, consultant, officer and/or director and for a period of twelve (12) months thereafter, Employee will not solicit the employment of any person who is then employed by the Company (as an employee or consultant), on behalf of Employee or any other person, firm, corporation, association or other entity, directly or indirectly.

6.            Representations and Warranties

Employee represents and warrants that Employee’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s Relationship with the Company. Employee has not entered into, and Employee will not enter into, any oral or written agreement in conflict herewith. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.

7.            Equitable Relief

Any disputes relating to or arising out of a breach of the covenants contained in this Agreement may cause the Company or Employee, as applicable, to suffer irreparable harm and to have no adequate remedy at law. In the event of any such breach or default by a party, or any threat of such breach or default, the other party will be entitled to injunctive relief, specific performance and other equitable relief. No bond or other security is required in obtaining such equitable relief (unless such bond or security is otherwise required by law, in which event, Company and Employee hereby agree that a $5,000 US bond will be sufficient) and hereby consents to the issuance of such injunction and to the ordering of specific performance.

8.	General Provisions

(a)            Governing Law; Consent to Personal Jurisdiction. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic laws of Employee’s residence as of the Effective Date of this Agreement (as identified in the caption of this Agreement), without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state. Employee hereby expressly consents to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Agreement.

(b)            Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and merges all prior discussions between the parties. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)            Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)            Successors and Assigns. Employee may not assign any of Employee’s rights or delegate any of its obligations under this Agreement without the prior written consent of the Company. The Company may freely assign any of the Company’s rights or delegate any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors, heirs and permitted assigns of the parties

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Proprietary Information and Inventions Agreement as of the date first set forth above.

By:

Name:

Address:

WITNESS:

By:
Name:

Address:

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

APPENDIX A

Compensation Disclosure

In considerations for the covenants and obligations set forth in the Agreement, Employee expressly acknowledge the receipt and sufficiency of the following compensation (check all that apply):

☐	New, revised, or renewed compensation package.

☐	The sum of one hundred dollars ($100).

☐	Other (_____________________________________________________________________).

A- 1

APPENDIX B

Invention Notice Schedule

California

The following notice applies to employees who live in the State of California (and this Agreement does not apply to, and You have no obligation to assign to the Company any invention that fully qualifies with the following):

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)   Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable. (California Labor Code Section 2870)

Delaware

The following notice applies to employees who live in the State of Delaware:

In accordance with Delaware law, this Agreement does not apply to, and Employee has no obligation to assign to the Company, an invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facility, or trade secret information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research and development, or (ii) results from any work performed by Employee for the Company. (Delaware Code Annotated, Title 19, Section 805)

Illinois

The following notice applies to employees who live in the State of Illinois:

In accordance with Illinois law, this Agreement does not apply to, and Employee has no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Employee for the Company. (Illinois Compiled Statutes, Chapter 765, Section 1060)

Kansas

The following notice applies to employees who live in the State of Kansas:

In accordance with Kansas law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely Employee’s own time, unless: (a) the invention relates directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for the Company. (Kansas Statutes Annotated §§ 44-130)

Minnesota

The following notice applies to employees who live in the State of Minnesota:

In accordance with Minnesota law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company. (Minnesota Statutes Annotated § 181.78)

North Carolina

The following notice applies to employees who live in the State of North Carolina:

In accordance with North Carolina law, this Agreement does not apply to an invention that Employee developed entirely on Employee’s own time without using the Company's equipment, supplies, facility or trade secret information except for those inventions that (a) relate to the Company's business or actual or demonstrably anticipated research or development, or (b) result from any work performed by Employee for the Company. (North Carolina General Statutes §§ 66-57.1, 66-57.2)

Utah

The following notice applies to employees who live in the State of Utah:

Employee acknowledges and agrees that this Agreement is not an employment agreement under Utah law or otherwise. However, if and only to the extent this Agreement is deemed to be covered by the restrictions set forth in Utah Code Ann. § 34-39-3, this Agreement will not apply to an invention that is created by Employee entirely on Employee’s own time and is not an employment invention as defined in Utah Code Ann. § 34-39-2(1), except as permitted under Utah Code Ann. § 34-39-3.

Washington

The following notice applies to employees who live in the State of Washington:

Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Employee to assign or offer to assign to the Company any of Employee’s rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. This satisfies the written notice and other requirements of RCW 49.44.140.

APPENDIX C

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property, or reproductions of any aforementioned items, belonging to Hydrofarm, LLC and its subsidiaries, affiliates, successors or assigns (collectively, the "Company").

I further certify that I have complied with all the terms of the Company's Proprietary Information and Inventions Agreement signed by me (the "Agreement"), including the reporting of any Intellectual Property (as defined therein) conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, methods, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I agree that for twelve (12) months from this date, I will not to divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the prior twelve (12)-month period, nor will I solicit or attempt to induce any customer, supplier, partner or other person or entity with whom the Company has, or is attempting to establish, a commercial relationship to cease or refrain from doing business with the Company or to alter its relationship with the Company in any way adverse to the Company.

I agree that for twelve (12) months from this date, I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company to any third party or (b) make any statement to any third party that may impair or otherwise adversely affect the goodwill or reputation of the Company.]

I further agree that for twelve (12) months from this date, I will not solicit the employment of any person who will then be employed by the Company (as an employee or consultant) or who will have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully in the Agreement.

Dated:	By:
Name:

C-1

SCHEDULE 1

PRE-EXISTING WORK PRODUCT

S-1

EXHIBIT B

RELEASE

In exchange for good and valuable consideration set forth in that certain Offer Letter (the “Offer Letter”), dated as of April 10, 2017 between the undersigned, ______________ (“Employee”) and Hydrofarm, LLC, a California limited liability company (“Hydrofarm”), the sufficiency of which is hereby acknowledged, Employee, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee, irrevocably and unconditionally, releases, and forever discharges Hydrofarm, its predecessors, successors and related and affiliated entities, including parents and subsidiaries, and each of their respective directors, officers, managers, shareholders, members, employees, attorneys, insurers, agents and representatives (collectively, the “Company”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Employee now has, ever had or may in the future have against the Company with respect to Employee’s employment with, or service as an officer, director or manager of, the Company (severally and collectively, “Claims”), including but not limited to, any and all Claims in tort or contract, whether by statute or common law, and any Claims relating to salary, wages, bonuses and commissions, incentive units, equity interests, the breach of any oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, interference with prospective economic advantage, interference with contract, wrongful termination, intentional or negligent infliction of emotional distress, negligence, or breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with the termination of Employee’s employment, including any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically and without limitation, claims arising under or based on: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Older Workers Benefits Protection Act; or any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Employee ever had, now has, or claims to have against the Company; provided, however, that Employee does not release the Company with respect to claims arising out of or relating to its fraud, gross negligence or willful misconduct. This Release (this “Release”) is not intended to release Claims which, as a matter of law or public policy, cannot be released.

By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California (and any other federal, state, or local law of similar effect) if and to the extent applicable. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the Claims released by this Release, and Employee agrees to defend (by counsel of the Company’s choosing), and to indemnify and hold harmless, the Company from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.

As further consideration for Employee’s entering into the Offer Letter and this Release, the Company covenants and agrees that for one year after the date of this Release, the Company will not disparage Employee in any manner harmful to Employee’s business or personal reputation. As further consideration for the Company entering into the Offer Letter and this Release, Employee covenants and agrees that for one year after the date of this Release, Employee will not disparage the Company in any manner harmful to the Company’s business reputation; provided, that the foregoing restriction shall not be construed to limit or restrict any provision of the Offer Letter that prohibits Employee from disparaging the Company. Nothing set forth herein shall prevent Employee or the Company from providing accurate responses to requests for information if required by legal process, in connection with a government investigation, or as protected under the whistleblower provisions of federal or state law or regulation.

Notwithstanding anything to the contrary in this Release or the Offer Letter, the foregoing release shall not cover, and Employee does not intend to release, any rights of indemnification under the Company’s Charter Documents (defined below) or rights to directors and officers liability insurance. The Company’s charter documents include, as applicable, Articles of Incorporation, Articles of Organization, Certificate of Formation, Bylaws or Limited Liability Company Agreement (collectively the “Charter Documents”). Employee further acknowledges that the Company’s obligations under the Charter Documents with respect to indemnification are, to the extent required therein, conditioned upon receipt by the Company of an undertaking by Employee to repay any advanced or received amounts if it shall be determined by a court of competent jurisdiction by final judicial determination that Employee is not entitled to be indemnified by the Company under the Charter Documents.

EMPLOYEE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EMPLOYEE UNDERSTANDS THAT THIS IS A FULL AND COMPREHENSIVE RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS RELEASE AND THE OFFER LETTER, AND EMPLOYEE HAS CONSULTED WITH AN ATTORNEY. EMPLOYEE WAS GIVEN A PERIOD OF AT LEAST 21 DAYS TO CONSIDER SIGNING THIS RELEASE, AND EMPLOYEE HAS SEVEN DAYS FROM THE DATE OF SIGNING TO REVOKE EMPLOYEE’S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF HIS REVOCATION TO THE COMPANY’S HUMAN RESOURCES DEPARTMENT AT ITS PRINCIPAL PLACE OF BUSINESS. EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS. EMPLOYEE ACKNOWLEDGES AND AGREES THAT CERTAIN PAYMENTS SET FORTH IN THE OFFER LETTER ARE CONTINGENT UPON EMPLOYEE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.

[SIGNATURE PAGE FOLLOWS]

Employee has read this Release, fully understands it and freely and knowingly agrees to its terms.

Dated this _____ day of ____________, 20___.

[Employee]

AGREED AND ACCEPTED:

HYDROFARM, LLC

By:

Title:

Date:

[SIGNATURE PAGE TO RELEASE]

CONFIDENTIAL

EXHIBIT C

HYDROFARM HOLDINGS LLC

UNIT AWARD AGREEMENT

This UNIT AWARD AGREEMENT (this “ Agreement”) is entered into as of [__________], 2017 (the “Effective Date”), by and between Hydrofarm Holdings LLC, a Delaware limited liability company (the “Company”), and [__________] (the “Participant”). Capitalized terms that are used but not defined herein have the meanings ascribed to them in the LLC Agreement (as defined below).

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of Hydrofarm Holdings LLC, dated as of [________], 2017, by and among the Company and the Members from time to time party thereto, a copy of which is attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement, the Company is authorized to grant Class P Units (“Class P Units”) that are intended to constitute “profits interests” for applicable income tax purposes;

WHEREAS, this Agreement is intended to qualify for the exemption from registration under Section 4(2) or Rule 701 under the Securities Act or such other exemptions as may be available under the Securities Act; and

WHEREAS, as additional compensation for services provided by the Participant to the Company, the Company desires to grant Class P Units of the Company to the Participant on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.       Defined Terms.

“Fair Market Value” means the fair market value of the Class P Units, as determined in the good faith discretion of the Board as of the last day of the month completed most recently before any notice to repurchase the Class P Units is delivered.

“Net Return” means, as of the applicable date of determination, the return on investment realized by Hydrofarm Investment Corp., a Delaware corporation (“Hawthorn”) with respect to all Units (regardless of class) held by Hawthorn, equal to the quotient of (a) the aggregate amount actually realized by Hawthorn and (b) the aggregate amount paid by Hawthorn for all Units held. The Net Return shall be calculated after taking into account the Class P Units, if any, which will vest pursuant to Section 4. Additionally, if contingent payments are to be received in connection with a Sale Event, the Net Return shall be calculated once such contingent payments are received; provided, however, that the Board in its good faith determination may, in its sole discretion, estimate such contingent payments and include such estimated contingent payments in its calculations of Net Return at the time of the Sale Event. For the avoidance of doubt, to the extent that Hawthorn owns Units indirectly through one or more other entities, such other entities shall be included within the definition of “Hawthorn” hereunder and any payment in respect of the Units owned by them shall be included for purposes of calculating Net Return.

“Sale Event” means any Approved Sale or, if not an Approved Sale, then any (a) Sale Transaction, (b) Corporate Conversion (provided such Corporate Conversion actually results in an initial Public Offering pursuant to Section 9.11 of the LLC Agreement) or (c) dissolution of the Company pursuant to Section 12.1 of the LLC Agreement.

2. Grant of Units. Upon the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant effective as of the Effective Date (the “Grant Date”), [_________] Class P Units of the Company (the “Granted Units”). Such Granted Units are subject to the restrictions provided in this Agreement.

3. Profits Interests; Initial Capital Account. The Granted Units are each intended to constitute a “profits interest” in the Company within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. On the Grant Date, the Capital Account attributable to the Granted Units shall be zero.

4. Vesting Conditions for Class P Units. The Granted Units will vest and no longer be subject to forfeiture, in each case subject to the Participant’s continued employment through the applicable vesting dates, as follows:

(a) fifty percent (50%) of the Granted Units will vest over a four-year period (the “Time Vesting Units”), whereby twenty-five percent (25%) of the Time Vesting Units will vest on the one (1) year anniversary of the Grant Date, with the remaining Time Vesting Units vesting in thirty-six (36) equal monthly installments thereafter, in each case subject to the Participant’s continued employment through the applicable vesting dates; and

(b) fifty percent (50%) of the Granted Units will vest based on the following Company performance thresholds (the “Performance Vesting Units”) measured as of the occurrence of a Sale Event:

(i) If the Net Return is less than 2.0:1.0, none of the Performance Vesting Units held by the Participant will vest.

(ii) If the Net Return is greater than or equal to 2.0:1.0, but less than 3.0:1.0, a portion of the Performance Vesting Units held by the Participant shall vest, which portion shall be determined by the following formula:

(A)	the Net Return minus 2.0; multiplied by

(B)	the total Performance Vesting Units held by the Participant.

(iii) If the Net Return is greater than or equal to 3.0:1.0, all of the Performance Vesting Units held by the Participant shall vest.

All of the Time Vesting Units will vest immediately prior to a Sale Event; provided that, in the case of each of clause (a) and (b) above, the Participant has provided continuous employment or service to the Company or any Related Company through such vesting date (the “ Vesting Schedule”). The Board, in its sole discretion, at any time may accelerate vesting of the Granted Units. The Granted Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Granted Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.”

2

5.	Forfeiture; Termination.

(a)	Treatment of Units on Termination.

(i) Unvested Units. If the Participant’s employment with the Company or any of its Subsidiaries is terminated by the Company or any such Subsidiary, if the Participant terminates employment with the Company or any of its Subsidiaries, or if the Participant dies or becomes disabled, the Participant shall immediately forfeit all of the Unvested Units previously granted to the Participant pursuant to this Agreement.

(ii) Vested Units. If the Participant’s employment with the Company or any of its Subsidiaries is terminated by the Company or any such Subsidiary without Cause (as defined in such Participant’s employment agreement with the Company), if the Participant terminates employment with the Company or any of its Subsidiaries for Good Reason (as defined in such Participant’s employment agreement with the Company) or if the Participant dies or becomes disabled, the Company may, in its sole discretion, within ninety (90) days following such termination, purchase any of the Vested Units for a price equal to the Fair Market Value on the date of termination. If the Company does not so purchase a Vested Unit, the Participant shall retain such Vested Unit. If the Participant resigns without Good Reason or the Company terminates the Participant’s employment for Cause, all Vested Units previously granted to the Participant pursuant to this Agreement will be forfeited.

(b)   Effect of Forfeiture. Upon the forfeiture of any Granted Units pursuant to this Agreement, the Participant (and the Participant’s heirs, successors and assigns) shall thereafter have no right, title or interest whatsoever in such forfeited Granted Units and, if the Company does not have custody of any and all certificates representing such Granted Units, then the Participant shall immediately return to the Company any and all certificates representing the Granted Units so forfeited. The Participant will receive no payment from the Company in connection with the forfeiture of any Granted Units, including no distribution or payment in respect of the Participant’s Capital Account or as a result of the Participant withdrawing or resigning as a Member of the Company. If the Granted Units granted hereunder have been forfeited, and the Participant owns no other Units of the Company, then the Participant will be automatically deemed to have withdrawn and resigned as a Member of the Company.

6. LLC Agreement; Participation Threshold. The terms and conditions of the Granted Units shall be as set forth herein and in the LLC Agreement. As a condition to the grant of the Granted Units pursuant to this Agreement, the Participant shall execute a counterpart signature page to the LLC Agreement, attached hereto as Exhibit B, agreeing to become a Member of the Company on the terms and subject to the conditions set forth in the LLC Agreement. If the Participant has a spouse, such spouse shall execute a spousal consent, attached hereto as Exhibit C. The Participation Threshold with respect to the Granted Units will be $[0] per Granted Unit.

7. Limitations on Transfer. In addition to the restrictions on transfer set forth in the LLC Agreement, the Participant may not Transfer any rights under this Agreement and the Participant’s rights hereunder shall not be subject to pledge, encumbrance, hypothecation, execution, attachment or similar process, in each case whether voluntarily or involuntarily, by operation of law or otherwise. Any attempt to Transfer any of the rights under this Agreement or any of the Granted Units contrary to the provisions hereof and the levy of any attachment or similar process upon the Participant’s rights hereunder or the Granted Units will be null and void.

8. Representations and Warranties of the Participant. The Participant hereby represents and warrants to the Company as of this date as follows:

(a) The Participant’s residence and domicile is the State set forth on the signature page hereof and all discussions related to this Agreement and the Granted Units, and the offer and acceptance of this Agreement and the Granted Units, occurred in such State.

3

(b) The Participant is acquiring the Granted Units for the Participant’s own account for investment and not with any view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Participant hereby consents to an appropriate legend on the certificates, if any, evidencing such Granted Units to such effect and to the effect that Granted Units may not be disposed of except in compliance with all federal and state securities laws. The Participant acknowledges and agrees that the Company shall have no obligation to register Granted Units granted to the Participant under federal or state securities laws either at the time the Granted Units are issued and delivered to the Participant or are proposed to be disposed of by the Participant unless otherwise expressly provided to the contrary in written agreements to which the Company and the Participant are parties.

(c) The Participant understands that (i) the Granted Units have not been registered under the Securities Act or applicable state securities laws, in reliance on exemptions from registration under the Securities Act and applicable state securities laws and (ii) no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation or endorsement, of the Granted Units.

(d) The Participant acknowledges and agrees that (i) except as expressly provided for in this Agreement, no representations or warranties with respect to the Granted Units have been made to the Participant by the Company, any manager, officer, agent, employee, Subsidiary or Affiliate of the Company, or any other Persons, (ii) except for this Agreement and the LLC Agreement, there are no agreements, contracts, understandings or commitments between the Participant, on the one hand, and the Company, any Manager, Officer, agent, employee, Subsidiary or Affiliate of the Company, on the other hand, with respect to the Granted Units, (iii) in entering into this transaction the Participant is not relying upon any information, other than that contained in the LLC Agreement, this Agreement and the results of the Participant’s own independent investigation, (iv) any future economic return with respect to the Granted Units is speculative and subject to a high degree of risk, and (v) the Granted Units are subject to forfeiture as set forth herein, are subject to dilution by the issuance of additional Units by the Company, and the Participant is not entitled to any preemptive, tag-along, information or other minority investor rights with respect to either the Granted Units, other than as expressly set forth in the LLC Agreement or as otherwise provided under applicable law.

(e) The Participant is fully informed and aware of the circumstances under which the Granted Units must be held and the restrictions upon the resale of the Granted Units under the LLC Agreement and the Securities Act and any applicable state securities laws. The Participant acknowledges that (i) the Granted Units have not been registered under the Securities Act and, therefore, cannot be sold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available, (ii) the availability of an exemption may depend on factors over which the Participant or the Company has no control, (iii) unless so registered or exempt from registration the Granted Units may be required to be held for an indefinite period and (iv) the reliance of the Company and others upon the exemptions from registration referred to in the recitals is predicated in part upon this representation and warranty. The Participant understands that an exemption from registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the U.S. Securities and Exchange Commission, that there is no assurance that such exemption will ever become available to the Participant and that even if it were to become available, sales pursuant to Rule 144 would be limited in amount and could only be made in full compliance with the provisions of Rule 144.

4

(f) The Participant has full authority to enter into this Agreement and the LLC Agreement and perform the Participant’s obligations hereunder and thereunder. This Agreement has been, and the LLC Agreement, upon the execution and delivery of the counterpart signature pages referred to in Section 6, will have been, duly and validly executed and delivered by the Participant and constitute or will constitute legal, valid and binding obligations of the Participant, enforceable against the Participant in accordance with their terms, subject, as to the enforcement of remedies, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors and general principles of equity. The execution, delivery and performance of this Agreement does not and will not, and the execution and delivery of the LLC Agreement will not, conflict with, violate or cause a breach of any agreement, contract or instrument to which the Participant is a party or any judgment, order, decree or law to which the Participant is subject.

(g) The Participant understands that the Company’s agreement to grant the Granted Units to the Participant is predicated, in part, on the representations, warranties and covenants of the Participant contained herein.

9.       Section 83(b) Election for Granted Units.

(a) The Participant understands that under Section 83(a) of the Code, the excess (if any) of the Fair Market Value of the unvested Granted Units on the date the unvested Granted Units become vested over the purchase price, if any, paid for such Granted Units could be taxed as ordinary income subject to employment or self-employment taxes and tax reporting, as applicable. The unvested Granted Units are intended to qualify as “profits interests” in the Company for income tax purposes. Provided that the unvested Granted Units qualify as profits interests, the Fair Market Value of the unvested Granted Units on the Grant Date is deemed to be zero ($0) (and thus no tax generally would be payable by reason of the filing of the election). By filing a protective election within the 30-day period described below, the Participant should avoid the risk of adverse tax consequences in the future. The Participant understands that the Participant may elect under Section 83(b) of the Code to recognize income (in the amount of zero ($0)) at the time the unvested Granted Units are acquired, rather than when and as the unvested Granted Units vest. Such election (an “83(b) Election”) must be filed with the Internal Revenue Service within thirty (30) days from the Grant Date of the Granted Units.

(b) THE FORM FOR MAKING AN 83(b) ELECTION IS ATTACHED TO THIS AGREEMENT AS EXHIBIT D. THE PARTICIPANT UNDERSTANDS THAT FAILURE TO FILE SUCH AN ELECTION WITHIN THE THIRTY (30)-DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY THE PARTICIPANT AS THE FORFEITURE RESTRICTIONS LAPSE. THE PARTICIPANT FURTHER UNDERSTANDS THAT AN ADDITIONAL COPY OF SUCH ELECTION FORM SHOULD BE FILED WITH THE PARTICIPANT’S FEDERAL INCOME TAX RETURN FOR THE CALENDAR YEAR IN WHICH THE DATE OF THIS AGREEMENT FALLS. THE PARTICIPANT ACKNOWLEDGES THAT THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX LAWS THAT APPLY TO THE RECEIPT OF THE UNVESTED UNITS UNDER THIS AGREEMENT AND DOES NOT PURPORT TO BE COMPLETE. THE PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY HAS DIRECTED THE PARTICIPANT TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANT MAY RESIDE, AND THE TAX CONSEQUENCES OF THE PARTICIPANT’S DEATH.

(c) The Participant agrees that the Participant will execute and deliver to the Company with this Agreement a copy of the 83(b) Election attached hereto as Exhibit D.

5

10. Survival of Representations and Warranties; Indemnification. All representations and warranties contained herein shall survive the execution of this Agreement and the grant of the Granted Units contemplated hereby. Each party agrees to indemnify and hold harmless the other from any liability, loss or expense (including reasonable attorneys’ fees) if such party has breached any representation, warranty or agreement hereunder.

11. Governing Law. This Agreement is entered into under the laws of the State of Delaware and this Agreement (and any controversy or action arising out of or relating hereto) shall be construed and interpreted in accordance therewith.

12. Discontinuance of Employment. Neither this Agreement nor the issuance of the Granted Units shall give the Participant any right to continued employment by the Company or any of its Subsidiaries, or any of their respective Affiliates, and subject to the terms of any employment agreement among such parties, the Company, any of its Subsidiaries, and their Affiliates may terminate the Participant’s employment for any reason whatsoever, with or without Cause, and otherwise deal with the Participant as an employee without regard to the effect any such action may have on the Participant’s rights under this Agreement or the LLC Agreement. The Participant represents that the Participant is acquiring the Granted Units without any expectation that the ownership of any Granted Units will entitle the Participant to any rights as an employee of the Company, any of its Subsidiaries, or any of their Affiliates that would not exist if the Participant were not the owner of the Granted Units. The Participant further agrees that no change in his expectations concerning employment will have a reasonable basis unless set forth in a written agreement expressly giving the Participant additional rights as to such matters.

13. Additional Securities. Any additional securities issued to the Participant in respect of the Granted Units, will be subject to the terms and conditions contained herein in the same manner as the Granted Units, including forfeiture under Section 5.

14. Review of Agreement; Complete Agreement. The Participant confirms that the Participant has carefully reviewed this Agreement and the LLC Agreement and understands their terms. The Participant confirms that the Participant has consulted with legal counsel, or had ample opportunity to consult with legal counsel, representing Participant concerning this Agreement, the LLC Agreement and any other agreements between or among the Participant, the Company, and any of its or their present or prospective members, managers, officers or employees. This Agreement, together with the LLC Agreement, contains the complete agreement among the parties with respect to the grant of the Granted Units or any other incentive arrangement and supersedes all prior agreements and understandings among the parties hereto with respect hereto and thereto.

15. Tax Acknowledgement. Participant will pay to the Company, or the Company may deduct from any amounts payable to Participant, the amount of any applicable federal, state, local or foreign taxes that the Company determines is required to be withheld in connection with the issuance, vesting, forfeiture or purchase of the Granted Units, the distribution of any cash or other property on account of the Granted Units, or otherwise as a result of Participant’s relationship with the Company. The Participant acknowledges and agrees that none of the Company, any of its Subsidiaries or any of their respective Affiliates has made any representations or warranties hereunder with respect to the economic or tax effect of the grant of the Granted Units (or any other incentive arrangements). The Participant has made his or her own independent evaluation of the Granted Units, including the economic and tax effect of them, either through his or her own analysis or through representatives such as legal counsel or accountants.

6

16. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise expressly provided herein, their respective heirs, executors, administrators, representatives, successors and permitted assigns. This Agreement may not be assigned, transferred or otherwise disposed of by the Participant, whether voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the Company. No waiver of any provision of this Agreement is valid unless in writing and signed by the party against whom or which enforcement is sought and any such waiver is effective only in the specific instance described and for the purpose for which the waiver was given. The failure of any party to this Agreement to insist upon or enforce strict performance by any other party to this Agreement of any provision of this Agreement shall not be construed as a waiver or relinquishment of such right or related remedy. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive.

[The remainder of this page is intentionally left blank]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

COMPANY:

HYDROFARM HOLDINGS LLC

By:
Name:
Title:

PARTICIPANT:

[________________]

Address of Participant:

8